EXHIBIT J
CERTIFICATE OF DESIGNATIONS
OF
CLASS B CAPITAL STOCK, A SERIES OF PREFERRED STOCK
OF
PLUG POWER INC.
     PLUG POWER INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that, pursuant to the authority conferred by Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”, which term includes this Certificate of Designations) and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the board of directors of the Corporation (the “Board of Directors”) on April 10, 2006 duly adopted a resolution authorizing the creation of a series of preferred stock, par value $0.01 per share (designated as Class B Capital Stock, a series of preferred stock), such series to consist of Four Hundred Thirteen Thousand Two Hundred Fifty (413,250) shares, and to have the voting powers, preferences and the relative, participating, optional or other special rights, and qualifications, limitations or restrictions as follows:
Section 1. Designation and Amount. The shares of such series of preferred stock shall be designated as Class B Capital Stock, a series of preferred stock (“Class B Capital Stock”) and the number of shares initially constituting such series shall be Four Hundred Thirteen Thousand Two Hundred Fifty (413,250), which number may be increased or decreased by the Board of Directors without a vote of stockholders; provided, however, that no decrease shall reduce the number of shares of Class B Capital Stock to a number less than the number of shares of Class B Capital Stock then outstanding plus the number of shares of Class B Capital Stock reserved for issuance upon the exercise of outstanding options, rights or warrants for, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Class B Capital Stock.
Section 2. Voting Rights of Class B Capital Stock.
          (a) General Voting Rights. Except as set forth in subsections (b) and (c) below, the holders of the Class B Capital Stock shall have the right to vote, together with the Common Stock, par value $0.01 per share, of the Corporation (“Common Stock”) as a single class, on all matters requiring stockholder action, each holder of shares being entitled to the number of votes equal to the number of whole shares of Common Stock issuable upon conversion of the shares of Class B Capital Stock held by such holder.
          (b) Appointment of Directors. During the Class B Period (as defined below), the holders of a majority of the outstanding shares of Class B Capital Stock shall be entitled to appoint the following number of directors (each a “Class B Director” and, together, the “Class B Directors”) to the Board of Directors:

     (i) for so long as the size of the Board of Directors is eleven (11) and the Class B Percentage (as defined below) is equal to or greater than thirty percent (30%), the number of Class B Directors shall be four (4);
     (ii) for so long as the size of the Board of Directors is eleven (11) and the Class B Percentage is equal to or greater than twenty-five percent (25%) but less than thirty percent (30%), the number of Class B Directors shall be three (3);
     (iii) for so long as the size of the Board of Directors is eleven (11) and the Class B Percentage is equal to or greater than fifteen percent (15%) but less than twenty-five percent (25%), the number of Class B Directors shall be two (2);
     (iv) for so long as the size of the Board of Directors is eleven (11) and the Class B Percentage is equal to or greater than ten percent (10%) but less than fifteen percent (15%), the number of Class B Directors shall be one (1); and
     (v) if the size of the Board of Directors shall be increased or decreased to a number other than eleven (11) during the Class B Period, then, from and after such event, the number of Class B Directors shall equal the greater of (A) one (1) and (B) the whole number that causes the percentage obtained by dividing the number of Class B Directors by the size of the Board of Directors to equal as nearly as possible the Class B Percentage at such time; provided, that, in the event that the differences between the Class B Percentage and the percentages of the size of the Board of Directors calculated based on a lesser number of Class B Directors and a greater number of Class B Directors are equal, the number of Class B Directors shall equal such lesser number.
The “Class B Period” shall mean the period commencing on the date of the initial issuance of shares of Class B Capital Stock and ending on the first date upon which the Class B Percentage is less than ten percent (10%).
The “Class B Percentage,” as of a particular date, shall mean the percentage obtained by performing the following calculation:

(Applicable Shares as of such date)

(Total Outstanding Shares as of such date)
where:
“Applicable Shares”, as of a particular date, means (A) the sum of (i) the aggregate number of shares of Common Stock purchased by Smart Hydrogen Inc. from GE Power Systems Equities, Inc. pursuant to that certain Stock Purchase Agreement dated as of December 30, 2005 that are owned by holders of Class B Capital Stock as of such date (not to exceed 2,714,700 shares (as adjusted for future stock splits, reverse stock splits, stock dividends, reclassifications, reorganizations, or similar events)), plus (ii) the aggregate number of shares of Common Stock purchased by any holder of Class B Capital Stock from DTE Energy Foundation pursuant to that certain Stock Purchase Agreement dated as of April 10, 2006 that are owned by holders of Class B Capital Stock as of such date (not to exceed 1,825,000 shares (as adjusted for future stock splits, reverse stock splits, stock dividends, reclassifications, reorganizations, or similar events)); plus (iii) the aggregate number of shares of Common Stock issuable upon conversion of all of the outstanding shares of Class B Capital Stock at the then-applicable Conversion Rate (as defined herein) as of such date; plus (iv) the aggregate number of shares of Common Stock purchased by holders of the Class B Capital Stock pursuant to that certain Stock Purchase Agreement dated as of April 10, 2006 entered into by and between Smart Hydrogen, Inc., a company organized under the laws of the British Virgin Islands (the “Initial Purchaser”) and the Corporation that are owned by the holders of Class B Capital Stock as of such date; plus (v) the aggregate number of shares of Common Stock purchased by holders of the Class B Capital Stock pursuant to the “Preemptive Rights” and “Top Up Rights” as defined and contained in that certain Investor Rights Agreement entered into by and among the Corporation and the other parties named therein on or around June 2006 (the “Investor Rights Agreement”), or issuable to holders of Class B Capital Stock upon conversion of other equity securities purchased by the holders of Class B Capital Stock pursuant to the “Preemptive Rights” and “Top Up Rights” as defined and contained in the Investor Rights Agreement, provided that no additional consideration is required to be paid to the Corporation upon such conversion, in each case, which shares of Common Stock are owned by holders of Class B Capital Stock as of such date; plus (vi) the aggregate number of shares of Common Stock issued by the Corporation to the holders of Class B Capital Stock pursuant to dividends or other distributions declared by the Corporation in respect of the Class B Capital Stock or any other shares of Common Stock or other equity securities of the Corporation described in clauses (i) through (v) above, or issuable to holders of Class B Capital Stock upon conversion of other equity securities issued by the Corporation to the holders of Class B Capital Stock pursuant to dividends or other distributions declared by the Corporation in respect of the Class B Capital Stock or any other shares of Common Stock or other equity securities of the Corporation described in clauses (i) through (v) above, in each case, which shares of Common Stock are owned by holders of the Class B Capital Stock as of such date; minus (B) the aggregate number of shares of Common Stock acquired by a holder of the Class B Capital Stock in violation of the Investor Rights Agreement that are owned by holders of Class B Capital Stock as of such date; and
“Total Outstanding Shares”, as of a particular date, means the sum of (i) the aggregate number of issued and outstanding shares of Common Stock as of such date; plus (ii) the aggregate number of shares of Common Stock issuable upon conversion of all of the outstanding shares of Class B Capital Stock at the then-applicable Conversion Rate as of such date; plus (iii) the aggregate number of shares of Common Stock issuable upon conversion of all other issued and outstanding securities of the Corporation as of such date, provided that no additional consideration is required to be paid to the Corporation upon such conversion.
          (c) Special Voting Rights. During the period commencing on the date of the initial issuance of shares of Class B Capital Stock and ending on the first date upon which the Class B Percentage is less than twenty percent (20%), the Corporation shall not take any of the following actions (or enter into a binding agreement to take any such action) without obtaining prior approval by the holders of a majority of the outstanding shares of Class B Capital Stock (“Class B Stockholder Action”):
     (i) change the size of the Board of Directors;

     (ii) sell or issue any shares of Class B Capital Stock, except in connection with any subdivision or stock split of, or stock dividend on the Class B Capital Stock which does not affect the relative ownership of the Corporation by the holders of outstanding Class B Capital Stock;
     (iii) purchase or otherwise acquire any business or assets (including, without limitation, through a merger, consolidation, stock purchase, or acquisition of assets) in a single transaction or series of related transactions, if the purchase price paid for such business or assets exceeds the greater of (A) thirty percent (30%) of the total assets of the Corporation on a consolidated basis as of the most recent date for which the Corporation has financial information available (or, at the Corporation’s option, as of the end of the most recent fiscal quarter of the Corporation ended more than forty-five (45) days (or less, if such financial information is available) prior to the date of calculation) or (B) One Hundred Five Million Dollars ($105,000,000);
     (iv) except (x) to the extent that such action is necessary (in the written opinion of the Corporation’s counsel) for the Corporation to comply with applicable law, including the DGCL, or (y) in connection with the acquisition of the Corporation in a transaction approved by the Board of Directors (including, without limitation, through a merger, consolidation, stock purchase, or acquisition of all or substantially all of the Corporation’s assets), make any amendment or modification to the Certificate of Incorporation or the bylaws of the Corporation (the “Bylaws”) that would:
     (A) alter or modify the requirements for amending the Certificate of Incorporation or the Bylaws;
     (B) materially change, substitute, enlarge, or diminish the nature of the Corporation’s business or its corporate powers and purposes;
     (C) alter or modify any procedure of the Corporation relating to the designation, nomination, appointment, election, or removal of, or qualifications for, any director;
     (D) alter or modify the rights of stockholders to propose business to be considered at a stockholder meeting;
     (E) alter or modify the requirements relating to any action to be taken by the stockholders of the Corporation at an annual or special meeting of stockholders, including the rights of the stockholders to vote by proxy or otherwise;
     (F) alter or modify the requirements relating to any action to be taken by the directors at any regular or special meeting or by unanimous written consent;

     (G) alter or modify the notice, quorum, or adjournment requirements for any stockholder meeting or meeting of the Board of Directors;
     (H) rescind or otherwise limit the ability of directors to participate in regular or special meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all directors participating in the meeting can hear each other;
     (I) alter or modify the requirements by which the Board of Directors may create committees and delegate power thereto;
     (J) alter or modify the classes or terms of the Corporation’s directors;
     (K) alter or modify the Corporation’s director remuneration policies in any manner providing disparate benefits to any particular class of directors or director, including the Class B Directors; or
     (L) alter or modify the Corporation’s indemnification obligations with respect to each director pursuant to the Certificate of Incorporation and/or the Bylaws in a manner that diminishes such obligations; or
     (v) except (x) to the extent that such action is necessary (in the written opinion of the Corporation’s counsel) for the Corporation to comply with applicable law, including the DGCL, or (y) in connection with the acquisition of the Corporation in a transaction approved by the Board of Directors (including, without limitation, through a merger, consolidation, stock purchase, or acquisition of all or substantially all of the Corporation’s assets), make any amendment to the Certificate of Incorporation or Bylaws that would adversely affect the rights of the holders of Class B Capital Stock contained therein in any respect that is different from the effect on the rights of holders of Common Stock, including, without limitation, any amendment that would:
     (A) increase the rights or preferences of any series or class of stock having rights or preferences that are junior to the Class B Capital Stock so as to make the rights or preferences of such series or class equal or senior to the Class B Capital Stock;
     (B) reclassify the Class B Capital Stock in any manner that would diminish the rights and preferences of the Class B Capital Stock;
     (C) alter or modify the convertibility rights and features (including without limitation the adjustment provisions relating to conversion) of the Class B Capital Stock;

     (D) restrict the rights of the holders of the Class B Capital Stock to appoint and remove the Class B Directors or to approve the matters set forth in this Section 2(c) via Class B Stockholder Action;
     (E) restrict the rights of the holders of the Class B Capital Stock to call a special meeting of the stockholders of the Corporation as set forth in Section 8 of this Certificate of Designations;
     (F) alter or modify any provision of this Certificate of Designations relating to the Class B Directors, including without limitation provisions relating to the number, appointment, removal, term, qualifications, independence of the Class B Directors, or the right of the Class B Directors to serve on committees of the Board of Directors; or
     (G) otherwise modify or alter any of the rights, privileges, preferences, limitations, or other features of the Class B Capital Stock, including without limitation, rights relating to liquidation, dividends, voting, or conversion.
Notwithstanding the foregoing, amendments or modifications to the Bylaws otherwise requiring approval by Class B Stockholder Action pursuant to this Section 2(c) may be made by the stockholders of the Corporation pursuant to Article VIII, Section 2 of the Certificate of Incorporation without Class B Stockholder Action; provided that the Board of Directors shall not propose or recommend that stockholders approve any such amendment or modification without previously obtaining approval by Class B Stockholder Action.
Section 3. Class B Directors.
          (a) Term. The Class B Directors appointed pursuant to the provisions of Section 2(b) of this Certificate of Designations shall not be divided into classes pursuant to the Certificate of Incorporation. The Class B Directors shall remain as directors until their death, removal, resignation or the conclusion of the Class B Period.
          (b) Qualification. Each Class B Director shall have a background and business experience consistent with service on a board of directors of a U.S. public company of similar size to the Corporation; provided, however, that no Class B Director shall be required to have ever served as an officer or director of a U.S. company. No person may be appointed or continue to serve as a Class B Director at any time if, within five years of such time, any of the events described in Items 401(f)(1)-(6) of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”) (or any successor regulation) occurred (without regard for whether such event would be considered material).
          (c) Independence. The number of Class B Directors that must qualify as “independent” under Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market (the “NASD Rules”) (or any successor regulation) shall be determined as follows:
     (i) if the number of Class B Directors exceeds 4, then at least 50% of the Class B Directors shall be independent;

     (ii) if there are 4 Class B Directors, then at least 2 Class B Directors shall be independent;
     (iii) if there are 2 or 3 Class B Directors, then at least 1 Class B Director shall be independent; and
     (iv) if there is 1 Class B Director, then such Class B Director need not be independent.
For the purposes of this Section 3(c), any vacancy among the Class B Directors shall be counted as an independent director.
          (d) Committees. During the Class B Period, the Class B Directors shall be proportionately represented on each committee of the Board of Directors, including any ad hoc committee formed for a specific purpose (each, a “Committee”), except as otherwise set forth in this Section. Proportionate representation shall be deemed satisfied by having one Class B Director on any Committee comprised of five or fewer members. During the Class B Period and subject to the qualification requirements and other terms described in this Section 3, each Committee shall, at a minimum, include at least one Class B Director. Notwithstanding the foregoing, with respect to a particular Committee, Class B Directors need not be represented to the extent that:
     (i) such Committee is formed for the purpose of considering, recommending, approving, or ratifying a transaction in which one or more (but less than all) directors have an interest and there are not a sufficient number of Class B Directors who are disinterested in such transaction as determined by the Board of Directors after consultation with legal counsel; or
     (ii) the Board of Directors, after consultation with legal counsel, has determined that a sufficient number of Class B Directors do not meet the qualifications for serving on such Committee required by applicable law or stock exchange rule, which shall include, without limitation, the requirements that:
     (A) members of the Compensation Committee of the Board of Directors qualify as Non-Employee Directors pursuant to Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor regulation), as outside directors pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (or any successor regulation), and as “independent directors” under NASD Rule 4200(a)(15) (or any successor regulation);
     (B) members of the Corporate Governance and Nominating Committee of the Board of Directors qualify as “independent directors” under NASD Rule 4200(a)(15) (or any successor regulation); and
     (C) members of the Audit Committee of the Board of Directors qualify as “independent” under Exchange Act Rule 10A-3(b)(1) and as

     “independent directors” under NASD Rule 4200(a)(15) (or any successor regulation).
          (e) Notification of Appointment; Policies Applicable to Directors. Each Class B Director shall be required, as a condition to such person’s service as a director, to make such acknowledgements, enter into such agreements and provide such information as the Board of Directors requires of all directors at such time, including without limitation, with respect to confidentiality and the Corporation’s code of ethics, insider trading policy, and Section 16 reporting procedures.
Section 4. Removal.
          (a) Removal via Class B Stockholder Action. A Class B Director may be removed at any time, with or without Cause (as defined below) by Class B Stockholder Action.
          (b) Removal Following Decrease in Number of Class B Directors. In the event that the number of Class B Directors is decreased pursuant to the terms of this Certificate of Designations and the number of Class B Directors sufficient to effect such decrease have not previously resigned or been removed by a Class B Stockholder Action, the Corporation shall notify the holders of the Class B Capital Stock in writing at the address of record with the Corporation for such holder of the need to effect such resignation or removal, which notice shall include documentation evidencing the circumstances that resulted in the decrease in the number of Class B Directors. If the appropriate number of Class B Directors have not resigned or been removed by a Class B Stockholder Action within thirty (30) days of the date of the Corporation’s notice, then a majority of the members of the Board of Directors (excluding the Class B Directors) may remove the number of Class B Directors sufficient to effect such decrease, and the Corporation shall promptly thereafter notify the holders of Class B Capital Stock of such action.
          (c) Removal Following Certain Events. In the event that the Board of Directors determines at any time that, within the last five years of such time, any of the events described in Items 401(f)(1)-(6) of Regulation S-K (or any successor regulation) occurred (without regard to whether such event would be considered material) with respect to a Class B Director, then such Class B Director shall resign or be removed by Class B Stockholder Action. If such Class B Director or the holders of Class B Capital Stock fail to take such action, then the Corporation may notify the holders of Class B Capital Stock in writing at the address of record with the Corporation for such holder of the need to remove such Class B Director, which notice shall describe the circumstances that warrant such action. If the Class B Director has not resigned or been removed by Class B Stockholder Action within thirty (30) days of the date of the Corporation’s notice, then a majority of the Board of Directors (excluding the Class B Directors) may remove such Class B Director, and the Corporation shall promptly thereafter notify the holders of Class B Capital Stock of such action.
          (d) Failure to Satisfy Independence Requirements. In the event that a sufficient number of Class B Directors are not “independent” under NASD Rule 4200(a)(15) so as to comply with the requirements under this Certificate of Designations, then the holders of Class B Capital Stock, by Class B Stockholder Action, shall remove and replace a sufficient number of Class B Directors so that the requisite number of Class B Directors are independent as required by this Certificate of Designations. If the holders of Class B Capital Stock fail to take such action, then the Corporation may notify the holders of Class B Capital Stock in writing at the address of record with the Corporation for such holder of the need to effect such action, which notice shall describe the circumstances that warrant such action. If the appropriate Class B Directors have not been replaced within thirty (30) days of the date of the Corporation’s notice, then a majority of the Board of Directors (excluding the Class B Directors) may remove a sufficient number of Class B Directors so that the requisite number of Class B Directors are independent as required by this Certificate of Designations; provided that a majority of the Board of Directors (excluding the Class B Directors) may immediately remove a sufficient number of Class B Directors to the extent necessary to comply with the NASD Rules. Following removal of any Class B Director pursuant to this provision, the Corporation shall promptly thereafter notify the holders of Class B Capital Stock in writing address of record with the Corporation for such holder of such action.
          (e) Removal for Cause. A majority of the members of the Board of Directors (excluding the Class B Directors) may remove any Class B Director for Cause after providing such Class B Director with notice and an opportunity to be heard. “Cause” shall mean (A) the indictment or conviction of the Class B Director by a court of competent jurisdiction of any felony or a crime involving moral turpitude; or (B) the good faith determination by a majority of the members of the Board of Directors (excluding the Class B Directors), after consultation with legal counsel, that the Class B Director either (1) acted with gross negligence or willful misconduct in fulfilling such person’s duties as a director of the Corporation or materially breached his fiduciary duties to the Corporation, (2) materially breached any agreement entered into with the Corporation or any Board of Directors or Corporation policy applicable to all members of the Board of Directors and, unless it is not possible to cure such breach, failed to cure such breach within thirty (30) days after the receipt of written notice of such breach from the Corporation, or (3) fails to meet the qualification requirements under the NASD Rules or law applicable to such Class B Director and, unless it is not possible to cure such failure, such failure continues for ten (10) business days after the Corporation delivers written notice thereof to such Class B Director.
Section 5. Liquidation. Subject to all rights, powers and preferences of all other series of undesignated preferred stock of the Corporation, upon any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of Class B Capital Stock shall be entitled to share in the distribution of the net assets of the Corporation on a pro rata basis as if all outstanding shares of Class B Capital Stock had been converted to Common Stock at the then-applicable Conversion Rate immediately prior to such liquidation, dissolution or winding up. For avoidance of doubt, the holders of Class B Capital Stock shall not be entitled to receive any such distributions in preference to the holders of Common Stock, but rather all such holders shall share in such distributions on an equal basis based on the number of shares of Common Stock then held by such holders assuming conversion of the Class B Capital Stock at the then-applicable Conversion Rate.
Section 6. Dividends. The Corporation shall not declare, set aside or pay any dividend or other distribution on or in respect of its Common Stock, including a dividend or other distribution payable in securities of the Corporation, or warrants or rights to purchase securities of the Corporation, unless the holders of the Class B Capital Stock then outstanding shall simultaneously receive the same dividend or distribution with respect to each outstanding share of Class B Capital Stock as if such shares of Class B Capital Stock had been converted into Common Stock at the then-applicable Conversion Rate.
Section 7. Conversion.
          (a) Voluntary Conversion; Conversion Rate. Each holder of shares of Class B Capital Stock may, at any time and from time to time at such holder’s option, convert any or all of such holder’s shares of Class B Capital Stock into the number of fully paid and nonassessable shares of Common Stock equal to the product of (x) the number of such holder’s shares of Class B Capital Stock that are to be converted multiplied by (y) the Conversion Rate then in effect. The “Conversion Rate” from and after the date of the filing of this Certificate of Designations shall be 100, as adjusted from time to time pursuant to the terms hereof. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Class B Capital Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Class B Capital Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.
          (b) Automatic Conversion.
     (i) Each share of Class B Capital Stock shall automatically convert into Common Stock at the then-applicable Conversion Rate immediately upon any Transfer (as defined below) by the holder thereof to any person other than a Permitted Transferee (as defined below). Holders of shares of Class B Capital Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter (but, in any case, not more than 20 business days thereafter), the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 7(d). Following automatic conversion under this Section 7(b) and until such time as a holder of shares of Class B Capital Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.
     (ii) As used herein, the term “Permitted Transferee” shall mean (A) any of the Initial Purchaser, Clayburn Development Inc., a company organized under the laws of the British Virgin Islands (“Clayburn”), Branton Limited, a company organized under the laws of the Commonwealth of the Bahamas (“Branton”), or ZAO Interros Holding Company, a company organized under the laws of the Russian Federation (“Interros,” and together with the Initial Purchaser, Clayburn and Branton, the “Restricted Parties”), (B) any wholly-owned subsidiary of a Restricted Party that (1) agrees to be bound by the provisions of the Investor Rights Agreement to the same extent as a Restricted Party thereunder (and shall thereafter be deemed a Restricted Party) and (2) has not previously taken any action that would have been a breach of the provisions of the Investor Rights Agreement if such subsidiary had been subject to the Investor Rights Agreement at that time and (C) any other person or entity that the Corporation, in its sole and absolute discretion, agrees in writing may acquire Class B Capital Stock and who agrees to be bound by the provisions of the Investor Rights Agreement to the same extent as a Restricted Party (as defined below).
     (iii) As used herein “Transfer” of a security or any other property means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal of such security or other property, including, without limitation, by means of a transfer of the equity interests, by way of a merger or otherwise, of any person or entity that directly or indirectly owns such security or other property. In addition, a Transfer of a share of Class B Capital Stock shall be deemed to have occurred if the holder of such share (A) is controlled, directly or indirectly, by a person other than (i) the Initial Purchaser or an Affiliate (as defined below) of the Initial Purchaser as of the date of the initial issuance of the Class B Capital Stock or (ii) another entity that is wholly owned and controlled solely by the Initial Purchaser or an Affiliate of the Initial Purchaser as of the date of the initial issuance of Class B Capital Stock or (B) ceases to be controlled, directly or indirectly, by one or both of the Interros Principals (as defined in that certain Disclosure Letter to that certain Stock Purchase Agreement, dated as of April 10, 2006, by and between the Corporation and the Initial Purchaser); with “control” for the purposes of clauses (A) and (B) and the definition of Affiliate below meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities or voting interests, by contract, or otherwise. For purposes of this Section, the term “Affiliate” means, with respect to any entity or person, any other entity or person that directly, or through one or more intermediaries, controls or is controlled by, or is under common control with such entity or person.
          (c) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 7(a) and surrender of the certificate or certificates for the share or shares of Class B Capital Stock to be converted or, in the event the certificate or certificates are lost, stolen or missing, an affidavit of loss and indemnity agreement in a form acceptable to the Corporation together with a guarantee of performance under such indemnity agreement from an Affiliate of the holder of such Certificate in a form and amount and from such Affiliate as is reasonably satisfactory to the Corporation, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Class B Capital Stock. To the extent permitted by law, such conversion shall be deemed to have been effected and the Conversion Rate shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Class B Capital Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
          (d) Fractional Shares; Partial Conversion. No fractional shares shall be issued upon conversion of the Class B Capital Stock into Common Stock. In case the number of shares of Class B Capital Stock represented by the certificate or certificates surrendered pursuant to Section 7(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Class B Capital Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 7(d), be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Class B Capital Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors.
          (e) Recapitalization; Merger. If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Class B Capital Stock) is converted into or exchanged for securities, cash or other property, then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Class B Capital Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Class B Capital Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction at the then-applicable Conversion Rate.
          (f) Conversion Rate Adjustment. If the Corporation shall at any time or from time to time effect a subdivision of the outstanding Common Stock, the Conversion Rate shall simultaneously be proportionally adjusted so that the ratio of the outstanding shares of Common Stock to the number of shares of Common Stock issuable upon the conversion of each of the outstanding shares of Class B Capital Stock is identical immediately after the subdivision of the Common Stock to such ratio prior to the subdivision of the Common Stock. If the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock, the Conversion Rate shall simultaneously be proportionally adjusted so that the ratio of the outstanding shares of Common Stock to the number of shares of Common Stock issuable upon the conversion of each of the outstanding shares of Class B Capital Stock is identical immediately after the combination of the Common Stock to such ratio prior to the combination of the Common Stock.
          (g) Certificate of Corporation. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 7, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Class B Capital Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Class B Capital Stock (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth the Conversion Rate then in effect.
          (h) Reservation of Shares. The Corporation shall at all times when the Class B Capital Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Class B Capital Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Class B Capital Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Capital Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.
          (i) Preservation of Conversion Right. The Corporation will not, by amendment of the Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation relating to the conversion of the Class B Capital Stock, but will at all times in good faith assist in the carrying out of all the provisions of this Certificate of Designations and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Class B Capital Stock against impairment.
          (j) Taxes. The Corporation shall pay any and all issue and other similar U.S. federal or state taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Class B Capital Stock pursuant to this Section 7. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Class B Capital Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has reasonably established, to the reasonable satisfaction of the Corporation, that such tax has been paid or that no such tax is due.
Section 8. Special Meetings. During the Class B Period, a special meeting of the stockholders of the Corporation (each a “Special Meeting”) may be called by Class B Stockholder Action as follows:
          (a) Notice of Special Meetings. Holders of a majority of the outstanding shares of Class B Capital Stock must provide written notice (the “Special Meeting Notice”) to the Secretary of the Corporation stating: (i) the intention of the holders of Class B Capital Stock to call a Special Meeting, (ii) the specific purpose for which such Special Meeting is to be held, including all proposals, if any, to be presented by any holder of Class B Capital Stock for a stockholder vote at such Special Meeting and (iii) the date and time of such Special Meeting, which date shall not be less than seventy-five (75) days after the date of such notice. A Special Meeting called by the holders of Class B Capital Stock may not be held within ninety (90) days before or after the date of the Corporation’s annual meeting of stockholders, and any Special Meeting must take place between the hours of 9:00 a.m. and 5:00 p.m., local time at the location of the Special Meeting, on a Business Day. For the purposes hereof, a “Business Day” shall mean any regular trading day on the New York Stock Exchange.
          (b) Purpose of Special Meetings. Except as otherwise specified by the Board of Directors, the purpose and actions of such Special Meeting shall be limited to those set forth in the notice provided by the holders of Class B Capital Stock and no proposals, other than those made by the Board of Directors or set forth in the Special Meeting Notice, may be presented for a stockholder vote at such Special Meeting. In no event shall a Special Meeting be called for the purpose of electing directors other than the Class B Directors.
          (c) Limitation on Number of Special Meetings. No more than two (2) Special Meetings may be called by Class B Stockholder Action in any consecutive 12-month period.
          (d) Record Date and Location of Special Meetings. The Board of Directors shall establish the record date for actions proposed to be voted on at a Special Meeting as set forth in the Special Meeting Notice, and the Board of Directors shall determine the location of all Special Meetings called by Class B Stockholder Action.
          (e) Conduct of Special Meetings. Except as set forth in this Certificate of Designations to the contrary, Special Meetings shall be conducted in accordance with the rules for all meetings of stockholders of the Corporation set forth in the Bylaws.
Section 9. Notices.
          (a) Upon the termination of the Class B Period, the Corporation shall promptly provide each holder of Class B Capital Stock with written notice at the address of record with the Corporation for such holder upon the termination of the Class B Period, which notice shall indicate, as of the date of the notice, the total number of Applicable Shares and Total Outstanding Shares; provided that the delay or failure of the Corporation to provide such notice shall in no way extend the Class B Period or otherwise affect the rights of the holders of the Class B Capital Stock under this Certificate of Designations. A holder of Class B Capital Stock can update its address of record with the Corporation by written notice to the Secretary of the Corporation.
          (b) During the Class B Period, all holders of Class B Capital Stock shall notify the Secretary of the Corporation upon its transfer, disposition or acquisition of any shares of Class B Capital Stock or Common Stock; provided that the delay or failure of a holder of Class B Capital Stock to provide such notice shall in no way alter or prejudice any rights of the holders of the Class B Capital Stock under this Certificate of Designations.

          (c) All notices, requests, consents and other communications hereunder shall be in writing, in English and shall be delivered (A) if within the United States, by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (B) if to or from outside the United States, by a recognized international express courier service or facsimile, and shall be deemed given (i) if delivered by domestic first-class registered or certified air mail, upon the business day received, (ii) if delivered by nationally recognized overnight express courier, one (1) business day after timely delivery to such carrier, (iii) if delivered by a recognized international express courier service, two (2) Business Days after timely delivery to such carrier, (iv) if delivered by facsimile, upon electronic confirmation of receipt and shall be addressed as follows, or to such other address or addresses as may have been furnished in writing by a party to another party pursuant to this paragraph:
if to the Corporation, to Plug Power Inc., attention: General Counsel at the Corporation’s principal executive offices as identified in its most recent current or periodic report filed with the Securities and Exchange Commission pursuant to the Exchange Act or by facsimile to: (518) 782-7884.
if to a holder of Class B Capital Stock, at the address of record with the Corporation for such holder.
Section 10. Waiver. Any of the rights of the holders of Class B Capital Stock set forth herein may be waived by the affirmative vote or written consent of the holders of a majority of the Applicable Shares then outstanding.
[End of Text]

     IN WITNESS WHEREOF, Plug Power Inc. has caused this Certificate of Designations of Class B Capital Stock to be executed on its behalf this 28th day of June, 2006.

PLUG POWER INC.

By:	/s/ Roger B. Saillant

Name: Roger B. Saillant
Title: Chief Executive Officer